Exhibit 99.1

Nemaura Medical Inc. Submits De Novo 510(k) Application for SugarBEAT®
to the U.S. Food and Drug Administration

Loughborough, England – June 10, 2019 – Nemaura Medical, Inc. (NASDAQ: NMRD), a medical technology company focused on the development of SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) for use by diabetics and pre-diabetics, today announced it has submitted its De Novo 510(k) medical device application to the U.S. Food & Drug Administration for SugarBEAT® following the successful completion of clinical studies and two summative human factors usability studies for SugarBEAT®.

The clinical studies were split between Type I and Type II diabetics, and consisted of 75 patients over 225 patient days. The studies generated over 12,000 paired data points, with blood samples taken via catheter every 15 minutes over a 12-hour period for three non-consecutive days for each patient. The study design was based on two previous pre-sub meetings Nemaura held with the FDA.

Dr. Faz Chowdhury, CEO of Nemaura, commented, “We are pleased to have submitted our De Novo 510(k) application to the FDA within our projected timelines thanks to our exemplary team of scientists and engineers. The global addressable market for CGM is estimated at $82 billion per year, and over $13 billion in the U.S. alone. However, unlike type 1 diabetics, 30% of whom use CGM, the U.S. has an additional 84 million pre-diabetics. Currently, CGM usage amongst pre-diabetics and other non-insulin using diabetics is negligible. Unlike other devices on the market, as the world’s first non-invasive CGM, SugarBEAT does not puncture the skin to insert a sensor filament inside the skin. Instead the sensor sits on top of the surface of the skin. For this reason, Nemaura believes the total addressable market for SugarBEAT is likely to be far greater at $179 billion, many times larger than the market addressable by the current competition.1 The FDA has a structured review process, which should allow the review to be expedited, and while awaiting feedback on the application, the Company has now started to enter into discussions with key global companies in this space for commercialization in the US.”

About Nemaura Medical, Inc.:

Nemaura Medical, Inc. (NASDAQ: NMRD), is a medical technology company developing SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) designed to help people with diabetes and pre-diabetics better manage their glucose levels by spending more time in range. Insulin users can adjunctively use SugarBEAT® when calibrated by a finger stick reading. SugarBEAT® consists of a daily, disposable adhesive skin-patch connected to a small form factor rechargeable transmitter, connected via Bluetooth to a specially designed mobile application, which displays glucose readings at five-minute intervals throughout the day.

For more information visit:

www.NemauraMedical.com

www.SugarBEAT.com

Cautionary Statement Regarding Forward Looking Statements:

The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s SugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell SugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to SugarBEAT®. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the current year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Crescendo Communications, LLC
212-671-1021
NMRD@crescendo-ir.com

1.	Slide 6 of Corporate Presentation available at https://nemauramedical.com/presentation/